Exhibit 10.2

LETTER AGREEMENT

May 12, 2013

Jun (Michael) Wu

c/o AsiaInfo-Linkage, Inc.

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street, Haidian District

Beijing 100086, China

Re: Employment Agreement Amendment and Extension

Dear Sir,

Reference is hereby made to the Master Executive Employment Agreement (“Employment Agreement”) dated as of August 16, 2010 between yourself and us, AsiaInfo-Linkage, Inc. (formerly known as AsiaInfo Holdings, Inc.), a Delaware corporation (the “Company”), and to the proposed Agreement and Plan of Merger (the “Merger Agreement”), to be entered into on or about the date hereof, among Skipper Limited (“Parent”), Skipper Acquisition Corporation (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”). Capitalized terms used but not defined in this letter agreement (“Letter”) have the meanings ascribed to them in the Merger Agreement.

In connection with the Merger, notwithstanding anything to the contrary in the Employment Agreement, the Company hereby offers to extend your employment with the Company on the terms and conditions of the Employment Agreement (including any Supplemental Agreements (as defined in the Employment Agreement)), as amended by this Letter, until the fifth anniversary of the Closing Date (the “Extension”).

As a condition to the Extension, you hereby agree to amend Section 3.2 of the Employment Agreement as follows: the phrase “six (6) months” is replaced with the phrase “12 months”.

Additionally, notwithstanding anything to the contrary in the Employment Agreement, the Company agrees with you that as of the Effective Time, 50% of all outstanding, unvested Company Stock Awards then held by you (rounded to the nearest, whole number of Company Stock Awards) will immediately vest and shall be treated as vested for purposes of the Merger Agreement, and you additionally hereby acknowledge that all Company Stock Awards then held by you will be cancelled in consideration of a cash payment of approximately equivalent value or will be converted into approximately equivalent options, restricted stock or other similar awards with respect to, if applicable, the equity shares of Skipper Holdings Limited, an Affiliate of Parent, in each case on the terms set forth in the Merger Agreement.

Unless expressly modified by this Letter, all terms of the Employment Agreement shall remain unchanged for the duration of the Extension.

By countersigning this Letter, you hereby irrevocably and unconditionally agree to the foregoing, provided that the operative effect of this Letter is conditioned upon the occurrence of the Closing and your continued employment by the Company through the Closing Date. If these conditions are not satisfied (or if the Merger Agreement is terminated), this Letter shall be deemed null and void ab initio and shall be of no force or effect.

This Letter may be executed in counterparts and may be delivered by facsimile or in scanned format through email transmission, and all such counterparts shall constitute one and the same instrument.

No amendment, waiver or modification of this Letter shall be effective without an instrument in writing executed by all parties hereto.

[signature page follows]

If you are in agreement with the foregoing, please so indicate by signing your name in the space provided below.

Very truly yours,

AsiaInfo-Linkage, Inc.

By:	/s/ Davin Mackenzie
Name:	Davin Mackenzie
Title:	Director

Skipper Holdings Limited

/s/ Ji Zhen
Name: Ji Zhen
Title: Authorised Signatory

Accepted and agreed by:

Jun (Michael) Wu

/s/ Jun (Michael) Wu

[Signature page to Letter]